Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Assumed Names Under Which Subsidiary Does Business
ATLAS ENERGY OPERATING COMPANY, LLC	Delaware	None
ATLAS ENERGY FINANCE CORP.	Delaware	None
AER PIPELINE CONSTRUCTION, INC.	Delaware	None
AIC, LLC	Delaware	None
ANTHEM SECURITIES, INC.	Pennsylvania	None
ATLAS AMERICA, LLC	Pennsylvania	Atlas Energy Resources, LLC (in Ohio) Atlas Energy Resources (in West Virginia and Tennessee)
ATLAS ENERGY MICHIGAN, LLC	Delaware	Atlas Energy Resources (in Michigan)
ATLAS ENERGY OHIO, LLC	Ohio	None
ATLAS GAS & OIL COMPANY, LLC	Michigan	None
ATLAS NOBLE, LLC	Delaware	None
ATLAS RESOURCES, LLC	Pennsylvania	Atlas Energy Resources (in West Virginia and Tennessee)
REI-NY, LLC	Delaware	None
RESOURCE ENERGY, LLC	Delaware	Atlas Energy Resources (in New York)
RESOURCE WELL SERVICES, LLC	Delaware	None
VIKING RESOURCES, LLC	Pennsylvania	None
WESTSIDE PIPELINE COMPANY, LLC	Michigan	None